Press Release

Spirit Realty Capital, Inc.
Closes $325 Million Senior Unsecured Term Loan

SCOTTSDALE, AZ–November 3, 2015–Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has obtained a $325 million senior unsecured term loan. An accordion feature permits a maximum increase up to $600 million, subject to obtaining additional lender commitments. The loan has an initial maturity date of November 2, 2018; however, the Company may extend the maturity date two times, in each case up to one year, subject to satisfaction of certain conditions and payment of an extension fee. The initial pricing under the facility is currently at LIBOR plus 145 basis points.
"The new term loan facility is an important step towards our goal of creating a more flexible balance sheet with continued access to unsecured debt capital, and more importantly, increasing the size of our unencumbered asset base. The revolving commitment and accordion features will enable us to address our near term debt maturities opportunistically,” said Phillip D. Joseph, Jr., Executive Vice President and Chief Financial Officer.

Bank of America Merrill Lynch, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. were Joint Lead Arrangers for the facility.

Forward-Looking and Cautionary Statements
This press release contains forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward‐looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and other similar expressions that do not relate to historical matters. These forward‐looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with acquired properties or interests in real‐estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Release

About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States.  Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits.  Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants.

Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns.  As of September 30, 2015, our undepreciated gross real estate investment portfolio was approximately $8.3 billion, representing investments in 2,634 properties, including 145 properties securing mortgage loans made by the Company. Our properties are leased to approximately 435 tenants who represent 27 diverse industries across 49 states.

More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
mjensen@spiritrealty.com